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                                                                 EXHIBIT 99.1

                      [Natural Nutrition Group letterhead]

                                  July 2, 1998

Mr. Jonathan Nixom
New Hope Communications
Boulder, Colorado

Dear Jonathan:

         Natural Nutrition Group (the "Company") (f/k/a Intrepid Food Holdings, Inc.), the sole stockholder of Health Valley Company ("Health Valley"), has filed a registration statement with the Securities and Exchange Commission ("SEC") and various state securities commissions for the purpose of registering shares of it common stock for sale to the public (the "Registration Statement").

         In the Registration Statement, we refer to certain information and data that was contained in Natural Foods Merchandiser, one of your publications, and disclose Natural Foods Merchandiser as the source of that information. As we have discussed, you have consented to our use of such information, and the references to Natural Foods Merchandiser, in the preliminary and final prospectuses related to the Registration Statement and in any of the Company's quarterly and annual reports filed with the SEC and/or distributed to our stockholders after such registration, provided that such use or references in such prospectuses or reports is, in form and substance, substantially the same as the use of such information, and the references to Natural Foods Merchandiser, in the Registration Statement. Please confirm your consent to the foregoing by signing the enclosed copy of this letter in the space provided at the bottom and return it to me at your earliest convenience.

                                                     Sincerely,

                                                     /s/ William R. Voss

The undersigned hereby confirms
its consent to the foregoing.

NEW HOPE COMMUNICATIONS


By:      /s/ Jonathan Nixon
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Its:     Chief Financial Officer
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